Exhibit 11.1

AUTHORIZATION TO FILE-REGISTRATION STATEMENT

Please be advised that we have completed our audit of the consolidated statements of financial position of Aquinas Senior Living, Inc. as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for the years then ended. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. We hereby provide our consent for the inclusion of our audit opinion dated December 17, 2025, of the financial statements and related footnotes for the years ended December 31, 2024 and 2023 in the Offering Circular (or other documents) filed under Regulation A on Form 1-A or 1-K.

We have not reviewed the EDGARized version of the Form 1-A, nor have we reviewed the Company’s XBRL-related documents. It is your responsibility to proof-read and math-check the EDGARized version to ensure it conforms exactly with the Microsoft Word version of the Form 1-A dated March 24, 2026 that we did review.

As always, it was a pleasure to be of service to your organization.

On behalf of Mongio and Associates CPAs, LLC

Vince Mongio, CPA, EA, CIA, CFE, MACC

/s/ Vince Mongio